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                                                                     EXHIBIT 3.1

                           SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          ROVING SOFTWARE INCORPORATED
                        Pursuant to Sections 242 and 245
                        of the General Corporation Law of
                              the State of Delaware

          ROVING SOFTWARE INCORPORATED, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"),

          DOES HEREBY CERTIFY:

          FIRST: That the name of this corporation is ROVING SOFTWARE INCORPORATED.

          SECOND: That the Certificate of Incorporation was originally filed on July 25, 2000.

          THIRD: That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

          RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

                                    ARTICLE I

          The name of this corporation is Roving Software Incorporated.

                                   ARTICLE II

          The address of the registered office of this corporation in the State of Delaware is 2711 Centerville Road, City of Wilmington 19808, County of New Castle; and the name of the registered agent of this corporation in the State of Delaware at such address is Corporation Service Company.

                                   ARTICLE III

          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

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                                   ARTICLE IV

     A. Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is thirty-three million three hundred nine thousand seven hundred seventy-eight (33,309,778). The total number of shares of common stock authorized to be issued is twenty million (20,000,000), par value $0.01 per share (the "Common Stock"). The total number of shares of preferred stock authorized to be issued is thirteen million three hundred nine thousand seven hundred seventy-eight (13,309,778), par value $0.01 per share (the "Preferred Stock"), of which one million twenty six thousand six hundred eighty (1,026,680) shares are designated as "Series A Preferred Stock", nine million seven hundred sixty one thousand six hundred sixty six (9,761,666) shares are designated as "Series B Preferred Stock" and two million five hundred twenty-one thousand four hundred thirty-two (2,521,432) shares are designated as "Series C Preferred Stock".

     B. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

          1. Dividend Provisions.

               (a) Subject to the terms and conditions set forth in this Section 1(a) and in Section 2, the holders of shares of Series B Preferred Stock shall be entitled to receive dividends out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock, Series A Preferred Stock and/or Series C Preferred Stock of this corporation, at the applicable Series B Dividend Rate (as defined below), payable (i) when, as and if declared by the Board of Directors (including at least a majority of the directors designated by the holders of Series B Preferred Stock and Series C Preferred Stock), (ii) in cash in the event of a Liquidation Event (as defined below) or (iii) in cash upon redemption of such Series B Preferred Stock pursuant to Section 3 hereof. Such dividends shall be cumulative from the date of issuance of the Series B Preferred Stock and shall accrue whether or not declared until May 12, 2006. No such dividends shall accrue after May 12, 2006. The holders of the outstanding Series B Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least sixty percent (60%) of the shares of Series B Preferred Stock then outstanding. For purposes of this subsection 1(a), "Series B Dividend Rate" shall mean the rate of ten percent (10%) per annum, compounded annually (on the basis of a 365 day year) until but not after May 12, 2006, of the Series B Original Issue Price (as defined below).

               (b) The Corporation shall not declare, pay or set aside any dividends (other than dividends payable in shares of Common Stock) on shares of Common Stock unless the holders of the Series B Preferred Stock and Series C Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series B Preferred Stock and Series C Preferred Stock in an amount at least equal to the product of (i) the per share dividend to be declared, paid or set aside for the Common Stock, multiplied by
(ii) the


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number of shares of Common Stock into which such share of Series B Preferred
Stock or Series C Preferred Stock, as the case may be, is then convertible.

               (c) The Series A Preferred Stock shall not be entitled to receive dividends.

          2. Liquidation Preference.

               (a) In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the "Proceeds") to the holders of Series B Preferred Stock pursuant to Section 1(a) or to the holders of Common Stock, Series A Preferred Stock and/or Series B Preferred Stock by reason of their ownership thereof,

               (i) in the event of any Liquidation Event in which the Proceeds legally available for distribution to the stockholders have a value equal to or less than $100,000,000 (a "Specified Liquidation Event"), an amount per share equal to two times the Series C Original Issue Price (as defined below) plus all declared and unpaid dividends on such share, or

               (ii) in the event of any Liquidation Event other than a Specified Liquidation Event, an amount per share equal to the Series C Original Issue Price plus all declared and unpaid dividends on such share.

If, upon the occurrence of such event, the Proceeds thus distributed among the holders of Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of Series C Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection 2(a). For purposes of this Second Amended and Restated Certificate of Incorporation, the "Series C Original Issue Price" shall mean $5.949 per share for each share of Series C Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock).

               (b) After payment to the holders of Series C Preferred Stock pursuant to subsection (a), the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the Proceeds to the holders of Common Stock and/or Series A Preferred Stock by reason of their ownership thereof, an amount per share equal to the Series B Original Issue Price (as defined below) plus all accrued and unpaid dividends under
Section 1(a), whether or not declared, and all other declared and unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of Series B Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection 2(b). For purposes of this Second Amended and Restated Certificate of Incorporation, the "Series B Original Issue Price" shall mean $0.50 per share for each share of Series B Preferred Stock (as adjusted for any stock


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splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock).

               (c) After payment to the holders of Series C Preferred Stock pursuant to subsection (a) and the holders of Series B Preferred Stock pursuant to subsection (b), the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the remaining Proceeds to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Series A Original Issue Price (as defined below) for such series of Preferred Stock plus all declared and unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire remaining Proceeds legally available for distribution, after payment of any amounts under subsections (a) and (b), shall be distributed ratably among the holders of Series A Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (c). For purposes of this Second Amended and Restated Certificate of Incorporation, the "Series A Original Issue Price" shall mean $17.00 per share for each share of the Series A Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock) (the Series A Original Issue Price, the Series B Original Issue Price and the Series C Original Issue Price shall each be referred to as an "Original Issue Price").

               (d) Upon completion of the distribution required by subsections
(a), (b) and (c) of this Section 2, all of the remaining Proceeds available for distribution to stockholders shall be distributed among the holders of Series C Preferred Stock, Series B Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Preferred Stock), provided, that holders of Series C Preferred Stock shall receive no distribution under this Section 2(d) if such holders are entitled to a distribution under Section 2(a)(i) above.

               (e) Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder's shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

               (f) (i) For purposes of this Section 2, a "Liquidation Event" shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of this corporation's assets, (B) the consummation of the merger or consolidation of this corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of this corporation immediately prior to such merger or consolidation continue to hold at least


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50% of the voting power of the capital stock of this corporation or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation's securities or holder of then outstanding Preferred Stock), of this corporation's securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this corporation (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of this corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation's securities immediately prior to such transaction. Notwithstanding the prior sentence, the issuance and sale of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock in a financing transaction shall not be deemed a "Liquidation Event." The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of at least Fifty and One-Tenth percent (50.1%) of the voting power of all then outstanding shares of Series B Preferred Stock and Series C Preferred Stock (voting together as a single class and not as separate series).

               (ii) In any Liquidation Event, if Proceeds received by this corporation or its stockholders are other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                    (A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

                    (1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

                    (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) trading-day period ending three
          (3) trading days prior to the closing of the Liquidation Event; and

                    (3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by this corporation and the holders of at least Fifty and One-Tenth percent (50.1%) of the voting power of all then outstanding shares of Series B Preferred Stock and Series C Preferred Stock (voting together as a single class and not as separate series).

                    (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of at least Fifty and One-Tenth percent (50.1%) of the voting


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     power of all then outstanding shares of Series B Preferred Stock and Series
     C Preferred Stock (voting together as a single class and not as separate series).

                    (C) The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event may be superceded by any determination of such value set forth in the definitive agreements governing such Liquidation Event.

               (iii) In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

                    (A) cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

                    (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(f)(iv) hereof.

               (iv) This corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the written consent of the holders of Series B Preferred Stock and Series C Preferred Stock that represent at least Fifty and One-Tenth percent (50.1%) of the voting power of all then outstanding shares of Series B Preferred Stock and Series C Preferred Stock (voting together as a single class and not as separate series).

          3. Redemption.

               (a) At any time after May 12, 2010, but within ninety (90) days after the receipt by this corporation of a written request from the holders of not less than a majority of the voting power of all then outstanding Series B Preferred Stock and Series C Preferred Stock (voting together as a single class and not as separate series), that all of the then outstanding shares of Preferred Stock be redeemed, this corporation shall, to the extent it may lawfully do so, redeem in three (3) annual installments (each payment date being referred to herein as a "Redemption Date") the then outstanding shares of Preferred Stock by paying in cash therefor a sum per share equal to the applicable Original Issue Price plus all declared but unpaid dividends on such shares plus, in the case of the Series B Preferred Stock, all accrued but unpaid dividends on such shares (whether or not declared) (the "Redemption Price"). The number of shares of


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each series of Preferred Stock that this corporation shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing
(i) the aggregate number of shares of such series of Preferred Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies).

               (b) At least fifteen (15) but no more than forty-five (45) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day immediately preceding the day on which notice is given) of Preferred Stock, at the address last shown on the records of this corporation for such holder, notifying such holder of the redemption to be effected on the applicable Redemption Date, specifying the number and series of the shares of Preferred Stock to be redeemed from such holder the Redemption Price for each series of Preferred Stock and the place at which payment may be obtained and calling upon such holder to surrender to this corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed, if any (the "Redemption Notice"). Except as provided in subsection (3)(c), on or after each Redemption Date, each holder of Preferred Stock on such Redemption Date shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

               (c) From and after each Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Preferred Stock designated for redemption on such Redemption Date in the Redemption Notice as holders of Preferred Stock (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of this corporation legally available for redemption of shares of Preferred Stock on a Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds that are legally available will be used first to redeem the maximum possible number of shares of Series C Preferred Stock ratably among the holders of such shares of Series C Preferred Stock to be redeemed in proportion to the aggregate Redemption Price that each such holder would be entitled to receive pursuant to Section 3(a); second, only after all of the shares of Series C Preferred Stock to be redeemed on such Redemption Date have been redeemed, to redeem the maximum possible number of shares of Series B Preferred Stock ratably among the holders of such shares of Series B Preferred Stock to be redeemed in proportion to the aggregate Redemption Price that each such holder would be entitled to receive for such holder's Series B Preferred Stock pursuant to Section 3(a); and third to redeem the maximum possible number of shares of Series A Preferred Stock ratably among the holders of such shares of Series A Preferred Stock to be redeemed in proportion to the aggregate Redemption Price that each such holder would be entitled to receive for such holder's Series A Preferred Stock pursuant to
Section 3(a). The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of


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this corporation are legally available for the redemption of shares of Preferred
Stock (subject to the preferential redemption rights of the Series C Preferred Stock and Series B Preferred Stock), such funds will immediately be used to redeem the balance of the shares that this corporation has become obliged to redeem on any Redemption Date but that it has not redeemed.

               (d) On or prior to each Redemption Date, this corporation shall deposit the Redemption Price of all shares of Preferred Stock designated for redemption on such Redemption Date in the Redemption Notice, and not yet redeemed or converted, with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to publish the notice of redemption thereof and pay the Redemption Price for such shares to their respective holders on or after the Redemption Date, upon receipt of notification from this corporation that such holder has surrendered his, her or its share certificate to this corporation pursuant to subsection (3)(b) above. As of the date of such deposit (even if prior to the Redemption Date), the deposit shall constitute full payment of such shares to their holders, and from and after the date of the deposit, the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Redemption Price for the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any moneys deposited by this corporation pursuant to this subsection (3)(d) for the redemption of shares converted into shares of this corporation's Common Stock pursuant to Article IV(B)(4) hereof prior to the Redemption Date shall be returned to this corporation forthwith upon such conversion, and that any interest that may accrue on any moneys deposited under this subsection 3(d) shall be payable to this corporation when and as requested by the corporation. The balance of any moneys deposited by this corporation pursuant to this subsection (3)(d) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to, or distributed as directed by, this corporation upon its request expressed in a resolution of its Board of Directors (including at least a majority of the directors designated by the holders of Series B Preferred Stock and Series C Preferred Stock).

               (e) Upon any Redemption Date, if the Company fails to make any redemption payment pursuant to this Section 3, any holder or holders of Series B Preferred Stock and Series C Preferred Stock, holding in the aggregate at least Fifty and One-Tenth percent (50.1%) of the voting power of all then outstanding shares of Series B Preferred Stock and Series C Preferred Stock (voting together as a single class and not as separate series), shall have the right to demand a stockholders' meeting and, at such meeting the holders of the then outstanding Series B Preferred Stock and Series C Preferred Stock, shall have the right to elect a majority of the members of the Board of Directors (including the right to remove directors as necessary to create vacancies for the election of such nominees) (including at least a majority of the directors elected by the holders of Series B Preferred Stock and Series C Preferred Stock) by affirmative vote of the holders of at least Fifty and One-Tenth percent (50.1%) of the voting power of all then outstanding Series B Preferred Stock and Series C Preferred Stock (voting together as a single class and not as separate series). Such meeting of stockholders shall be held within thirty (30) days of such a demand.


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               (f) Notwithstanding anything herein to the contrary, (i) any holder of Preferred Stock may individually waive, either prospectively or retroactively and either generally or in a particular instance, his, her or its right of redemption pursuant to this Section 3 and (ii) the right of redemption pursuant to this Section 3 may be waived by the consent or vote of the holders of at least Fifty and One-Tenth percent (50.1%) of the voting power of all then outstanding shares of Series B Preferred Stock and Series C Preferred Stock (voting together as a single class and not as separate series). Any such waiver shall bind all future holders of shares of Preferred Stock.

          4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the fifth day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to such share of the Preferred Stock, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable conversion price (the "Conversion Price") for such series (the conversion rate for a series of Preferred Stock into Common Stock is referred to herein as the "Conversion Rate" for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for each series of Preferred Stock shall be the Original Issue Price applicable to such series; provided, however, that the Conversion Price for each series of Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).

               (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earliest of (i) this corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, the public offering price of which was not less than $25,000,000 in the aggregate and pursuant to which the initial price to the public was at least $11.898 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) (a "Qualified Public Offering"), (ii) in the case of the Series A Preferred Stock and Series B Preferred Stock, the date specified by written consent or agreement of the holders of at least sixty percent (60%) of all then outstanding shares of Series B Preferred Stock, and (iii) in the case of the Series C Preferred Stock, the date specified by written consent or agreement of the holders of at least a majority of all then outstanding shares of Series C Preferred Stock.

               (c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.


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

This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with Automatic Conversion provisions of subsection 4(b)(ii) or (iii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

               (d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows; provided, however, that the Conversion Price of the Series A Preferred Stock shall not be subject to adjustment pursuant to subsections (d)(i) or (d)(ii):

               (i) (A) If this corporation shall issue, on or after the date upon which this Second Amended and Restated Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware (the "Filing Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series B Conversion Price and/or the Series C Conversion Price, as the case may be, in effect immediately prior to such issue, then such applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined in accordance with the following formula:

                       CP2 = CP1 * (A + B) / (A + C).

          For purposes of the foregoing formula, the following definitions shall apply:

                    (1) "CP2" shall mean the Conversion Price in effect immediately after such issue of Additional Stock

                    (2) "CP1" shall mean the Conversion Price in effect immediately prior to such issue of Additional Stock;

                    (3) "A" shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of

          Options (as defined below) outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (as defined below) (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

                    (4) "B" shall mean the number of shares of Common Stock that would have been issued if such Additional Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by this corporation in respect of such issue by
          CP1); and

                    (5) "C" shall mean the number of shares of Additional Stock issued in such transaction.

                    (B) No adjustment of the Conversion Price for the Series B Preferred Stock or Series C Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                    (C) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                    (D) In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors (including at least a majority of the directors designated by the holders of Series B Preferred Stock and Series C Preferred Stock) irrespective of any accounting treatment.

                    (E) In the case of the issuance of securities by their terms convertible into or exchangeable for Common Stock ("Convertible Securities") or options to purchase or rights to subscribe for Common Stock or Convertible Securities ("Options"), the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

                    (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                    (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

                    (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Series B Preferred Stock or Series C Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities. Notwithstanding the foregoing, no readjustment pursuant to this subsection 4(d)(i)(E)(3) shall have the effect of increasing the Conversion Price of the Series B Preferred Stock or Series C Preferred Stock to an amount which exceeds the lower of (i) such Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Options or such Convertible Securities, or (ii) such Conversion Price that would have resulted from any issuances of Additional Stock (other than deemed issuances of Additional Stock as a result of the issuance of such Options or such Convertible Securities) between the original adjustment date and such readjustment date.

                    (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the

          Conversion Price of the Series B Preferred Stock or Series C Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                    (5) The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

                    (F) In the event of the issuance on more than one date of shares of Additional Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series B Conversion Price and/or Series C Conversion Price pursuant to the terms of subsection 4(d)(i), then, upon the final such issuance, the Series B Conversion Price and/or Series C Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

               (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation on or after the Filing Date other than:

                    (A) Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof;

                    (B) up to 4,311,041 shares of Common Stock (including the grant of options therefor and the issuance or sale of shares or grants of options prior to the date hereof and excluding shares repurchased at cost by this corporation in connection with the termination of service) issued to employees, directors, consultants and other service providers of this corporation for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by this corporation's Board of Directors or such greater number as is approved by this corporation's Board of Directors (including at least a majority of the directors designated by the holders of Series B Preferred Stock and Series C Preferred Stock);

                    (C) up to 691,552 shares of Common Stock issued pursuant to any equipment leasing arrangement or debt financing from a bank or similar institution approved by this corporation's Board of Directors (including at least a majority of the directors designated by the holders of Series B Preferred Stock and Series C Preferred Stock); provided such financing is primarily for non-equity purposes;

                    (D) Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date;

                    (E) Common Stock issued or deemed issued pursuant to subsection 4(d)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of this Section 4(d); or

                    (F) Common Stock issued or issuable upon conversion of Preferred Stock.

               (iii) In the event this corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E).

               (iv) If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

               (e) Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

               (f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

               (g) No Impairment. This corporation will not, without the appropriate vote of the stockholders under the General Corporation Law or
Section 6 of this Article IV(B), by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

               (h) No Fractional Shares and Certificate as to Adjustments.

               (i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and the corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

               (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment,
(B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

               (i) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

               (j) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

               (k) Notices. Any notice required by the provisions of this
Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

               (l) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of at least Fifty and One-Tenth percent (50.1%) of all then outstanding shares of such series of Preferred Stock (voting as separate series). Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

          5. Voting Rights.

               (a) General Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of this corporation, and except as provided in subsection 5(b) below with respect to the election of directors by the separate class vote of the holders of Common Stock, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

               (b) Voting for the Election of Directors. As long as any shares of Series B Preferred Stock or Series C Preferred Stock remain outstanding, the holders of such shares of Series B Preferred Stock and Series C Preferred Stock (voting together as a single class and not as separate series and on an as-converted basis) shall be entitled to elect four (4) directors of this corporation at any election of directors. The holders of Preferred Stock and Common Stock (voting together as a single class and not as separate series and on an as-converted basis) shall be entitled to elect any remaining directors.

          Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Amended and Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board's action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Company's stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

          6. Protective Provisions.

               (a) So long as any shares of Series B Preferred Stock or Series C Preferred Stock remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least Fifty and One-Tenth percent (50.1%) of the voting power of all then outstanding shares of Series B Preferred Stock and Series C Preferred Stock (voting together as a single class and not as separate series):

               (i) increase or decrease the number of authorized shares of Preferred Stock (including by way of a reclassification of the Common Stock or other equity security), other than by conversion of the Preferred Stock as provided herein;

               (ii) increase or decrease the par value of authorized shares of any series of Preferred Stock;

               (iii) alter or change the rights, preferences or privileges of the shares of any series of Preferred Stock so as to affect adversely such shares;

               (iv) consummate a Liquidation Event;

               (v) create, reclassify, authorize or issue shares of any class or series of equity securities or securities convertible into or exchangeable for any equity securities of this corporation which shall be on parity with or senior in any respect, including rights, preferences or priority upon liquidation or otherwise, to the Series B Preferred Stock or Series C Preferred Stock;

               (vi) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) or declare a dividend with respect to any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal, (ii) the redemption of any share or shares of Preferred Stock in accordance with Section 3 or required by the Small Business Administration with respect to any securities held by a person or entity regulated thereby or (iii) the declaration of a dividend in accordance with Section 1;

               (vii) amend this corporation's Certificate of Incorporation or Bylaws;

               (viii) sell, transfer, assign, license, dispose of, pledge or otherwise encumber any technology or intellectual property rights of this corporation or its subsidiaries, except in the ordinary course of business consistent with past practice nor shall it permit any of its subsidiaries to do any of the foregoing;

               (ix) enter into any significantly new line of business or permit any of its subsidiaries to enter into any significantly new line of business;

               (x) consummate any underwritten public offering of this corporation's securities other than a Qualified Public Offering;

               (xi) enter into or agree to enter into any transaction with an affiliate, director or stockholder of this corporation or of its subsidiaries; or

               (xii) increase or decrease the authorized number of directors of this corporation to a number other than seven (7).

               (b) So long as any shares of Series C Preferred Stock remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of all then outstanding shares of Series C Preferred Stock:

               (i) amend, alter or repeal any provision of the Certificate of Incorporation of this corporation in a manner that would increase or decrease the aggregate number of authorized shares of Series C Preferred Stock, increase or decrease the par value of the shares of Series C Preferred Stock, or alter or change the powers, preferences, or special rights of the shares of Series C Preferred Stock so as to affect them adversely; or

               (ii) consummate any underwritten public offering of this corporation's securities other than a Qualified Public Offering.

          7. Status of Redeemed or Converted Stock. In the event any shares of Preferred Stock shall be redeemed or converted pursuant to Section 3 or Section 4 hereof, the shares so redeemed or converted shall be cancelled and shall not be issuable by this corporation. The

Second Amended and Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation's authorized capital stock.

     C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this
Article IV(C).

          1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors (including at least a majority of the directors designated by the holders of Series B Preferred Stock and Series C Preferred Stock), out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the Board of Directors (including at least a majority of the directors designated by the holders of Series B Preferred Stock and Series C Preferred Stock).

          2. Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.

          3. Redemption. The Common Stock is not redeemable at the option of the holder.

          4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

                                    ARTICLE V

          Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

                                   ARTICLE VI

          The number of directors of this corporation shall be determined in the manner set forth in the Bylaws of this corporation.

                                   ARTICLE VII

          Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

                                  ARTICLE VIII

          Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

                                   ARTICLE IX

          A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or
(iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

          Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

                                    ARTICLE X

          This corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE XI

          To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

          Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

                                      * * *

          FOURTH: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with
Section 228 of the General Corporation Law.

          FIFTH: That said Second Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation's Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

          IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 12th day of May, 2006.

                                        Roving Software Incorporated


                                        By /s/ Gail Goodman
                                           -------------------------------------
                                           Gail Goodman, Chief Executive Officer

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          ROVING SOFTWARE INCORPORATED

                                   ----------

                         PURSUANT TO SECTION 242 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                                   ----------

     Roving Software Incorporated (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     By unanimous written action of the Board of Directors of the Corporation a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") and declaring said amendment to be advisable.

     The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and written notice of such consent has been or will be given to all stockholders who have not consented in writing to said amendment. The resolution setting forth the amendment is as follows:

     RESOLVED: That Article FIRST of the Certificate of Incorporation of the
               Corporation be and hereby is deleted in its entirety and the following new Article FIRST be inserted in lieu thereof:

               "FIRST: That the name of this corporation is Constant Contact, Inc."

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its President and Chief Executive Officer this 7th day of December, 2006.

                                        ROVING SOFTWARE INCORPORATED


                                        By: /s/ Gail F. Goodman
                                            ------------------------------------
                                        Name: Gail F. Goodman
                                        Title: President and Chief Executive
                                               Officer